Exhibit 99.1

Contact:

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Appoints Ron De Feo to its Board of Directors

August 7, 2018, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today announced that Ron De Feo, retired Executive Chairman of Kennametal, Inc. and a founding partner of Nonantum Capital Partners, LLC, has been elected to Myers Industries’ Board of Directors effective August 2, 2018.

Mr. De Feo recently retired as Executive Chairman of Kennametal, Inc., and remains a Director until October 2018. He served as President and CEO of Kennametal, Inc. from February 2016 to July 2017 and has been a member of the Board of Directors since 2001.

Prior to his role as President and CEO at Kennametal, Mr. De Feo served as Chairman and CEO from 1998 to 2015 at Terex Corporation where he transformed Terex into a leading manufacturer of lifting and material handling solutions for a variety of industries. During his 23-year tenure with the Company, Terex’s equity value increased substantially, and the company achieved the status of the third largest construction equipment company in the world.

Before he joined Terex in 1992, Mr. De Feo held various marketing and leadership positions at Case Corporation, Tenneco Inc., and Procter & Gamble.

“We are very pleased and excited to welcome Ron to Myers’ Board of Directors and look forward to his contributions,” said F. Jack Liebau Jr., Chairman of the Board of Directors of Myers Industries. “He brings a wealth of experience as well as the insights that come from running a successful, large, global industrial company. He will be a great addition to our board.”

Mr. De Feo also currently serves as a Trustee for Iona College.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under-vehicle service industry in the U.S. Visit www.myersindusties.com to learn more.